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                                                  February ___, 1997

                              EXCHANGE AGENT AGREEMENT


           The Bank of New York
           Corporate Trust Trustee Administration
           101 Barclay Street - 21st Floor
           New York, New York 10286

           Ladies and Gentlemen:

                     Building Materials Corporation of America, a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange its 8-5/8% Senior Notes due 2006 (the "Old Securities") for its Series B 8-5/8% Senior Notes due 2006 (the "New Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a Prospectus, dated February ___, 1997 (the "Prospectus"), proposed to be distributed to all of the record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

                     The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

                     The Exchange Offer is expected to be commenced by the Company on or about February ___, 1997. The Letter of Transmittal accompanying the Prospectus is to be used by hold-ers of the Old Securities to accept the Exchange Offer, and contains instructions with respect to the delivery of certifi-cates for Old Securities tendered.

                     The Exchange Offer shall expire at 12 Midnight, New York City time, on ________ ___, 1997 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writ-ing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

                     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, as specified in the Prospectus under the caption "The Exchange

           Offer  -- Expiration Date; Amendments."  The Company will give
           oral  (confirmed  in  writing)  or  written  notice   of   any


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           amendment,  termination or nonacceptance to you as promptly as practicable.

                     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

                     1. You will perform such duties and only such du-ties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the forego-ing.

                     2. You will establish an account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

                     3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirma-tion of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents deliv-ered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Securities have otherwise been properly tendered. You shall have no such duty, however, with respect to any such document which you do not receive, other than as a result of your own gross negligence or willful misconduct. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

                     4.   With the approval of the  Chief  Executive  Of-

           ficer, any Senior Vice President, any Executive Vice Presi-dent, or any Vice President of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.





                                         - 2 -

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                     5.   Tenders of Old Securities may be made  only  as
           set forth in the Letter of Transmittal and in the section of Prospectus captioned "The Exchange Offer -- Procedures for Tendering" and Old Securities shall be considered properly tendered to you only when tendered in accordance with the pro-cedures set forth therein.

                     Notwithstanding the provisions of this paragraph 5, Old Securities which the Chief Executive Officer, any Senior Vice President, any Executive Vice President, or any Vice President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

                     6. You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

                     7.   You shall accept tenders:

                     (a) in cases where the Old Securities are regis-tered in two or more names only if signed by all named hold-ers;

                     (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                     (c) from persons other than the registered holder of Old Securities provided that customary transfer require-ments, including any applicable transfer taxes, are fulfilled.

                     You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmit-tal and deliver certificates for Old Securities to the trans-

           fer agent for split-up and return any untendered Old Securi-ties to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

                     8. Upon satisfaction or waiver of all of the con-ditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Com-pany, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of



                                         - 3 -
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           said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Trans-fer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

                     9. Tenders pursuant to the Exchange Offer are ir-revocable, except that, subject to the terms and upon the con-ditions set forth in the Prospectus and the Letter of Trans-mittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

                     10. The Company shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given (and confirmed in writing) by the Company to you.

                     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of cer-tain other events set forth in the Prospectus under the cap-tion "The Exchange Offer -- Conditions" or otherwise, you shall as soon as practicable after the expiration or termina-tion of the Exchange Offer return those certificates for unac-cepted Old Securities (or effect appropriate book-entry trans-fer), together with any related required documents and the Letters of Transmittal relating thereto that are in your pos-session, to the persons who deposited them.

                     12. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be for-warded by (a) first-class certified mail, return receipt re-quested under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

                     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any bro-ker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

                     14.  As Exchange Agent hereunder you:

                          (a) shall have no duties or obligations other than those specifically set forth herein or in the section of




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           Prospectus  captioned "The Exchange Offer" or as may be subse-
           quently agreed to in writing by you and the Company;

                          (b) will be regarded as making no representa-tions and having no responsibilities as to the validity, suf-ficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pur-suant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genu-ineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

                          (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment in-volve any expense or liability, unless you shall have been furnished with reasonable indemnity;


                          (d) may reasonably rely on and shall be pro-tected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or secu-rity delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or par-ties;

                          (e) may reasonably act upon any tender, state-ment, request, comment, agreement or other instrument whatso-ever not only as to its due execution and validity and ef-fectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                          (f) may rely on and shall be protected in act-ing upon written or oral instructions from any officer of the Company;

                          (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

                          (h) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or ap-preciation in market value of any Old Securities or New Securities.

                     15. You shall take such action as may from time to time be requested by the Company or its counsel (and such

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           other action as you may reasonably deem appropriate)  to  fur-
           nish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information re-lating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or with-drawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Investor Relations.

                     16.  You  shall  advise by facsimile transmission or
           telephone, and promptly thereafter confirm in writing to As-sistant Treasurer of the Company and such other person or per-sons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if other-wise requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly re-ceived. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Com-pany shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered and the aggregate principal amount of Old Securities accepted, and deliver said list to the Company. Upon receipt of said list, the Company will promptly provide you with a calculation of the principal amount of New Securities to be issued to each holder.

                     17. Letters of Transmittal and Notices of Guaran-teed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you pre-serve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

                     18. You hereby expressly waive any lien, encum-brance or right of set-off whatsoever that you may have with

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           respect to funds deposited with you for the payment of  trans-
           fer taxes by reasons of amounts, if any, borrowed by the Com-pany, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                     19. For services rendered as Exchange Agent hereun-der, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

                     20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

                     21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent here-under against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other in-strument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effect-ing any transfer of Old Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, li-ability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other ac-tion commenced against you, promptly after you shall have re-ceived any such written assertion or commencement of action. The Company shall be entitled to participate at its own ex-pense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any counsel thereafter incurred by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit.

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                     22.  You  shall  arrange to comply with all require-
           ments under the tax laws of the United States, including those relating to missing Taxpayer Identification Numbers, and shall
           file  any  appropriate  reports  with  the  Internal   Revenue
           Service.   The  Company  understands  that you are required to
           deduct 31% on payments to holders who have not supplied  their
           correct    Taxpayer    Identification   Number   or   required
           certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

                     23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such re-fund is received by you and, provided further, that if New Securities and/or substitute Old Securities not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Securities tendered in the Exchange Offer, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Old Securities to the Company or its order pursuant to the Ex-change Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder and will not be reimbursed to you by the Company. In no event, however, will the Exchange Agent be responsible for the payment of any applicable trans-fer tax imposed for any reason other than the exchange of Old Securities.

                     24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agree-ments made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the par-

           ties hereto.

                     25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                     26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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                     27.  This Agreement shall not be deemed or construed
           to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                     28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:


                     If to the Company:

                          Building Materials Corporation of America
                          1361 Alps Road
                          Wayne, New Jersey 07470

                          Facsimile:  (201) 628-3326
                          Attention:  Senior Vice President - Finance


                     If to the Exchange Agent:

                          The Bank of New York
                          101 Barclay Street
                          Floor 21 West
                          New York, New York  10286

                          Facsimile:  (212) 815-5915
                          Attention:  Corporate Trust Trustee
                                      Administration



                     29. Unless terminated earlier by the parties hereto, this Agreement shall terminate after all obligations of the parties hereunder shall have been fulfilled. Notwith-standing the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

                     30. This Agreement shall be binding and effective as of the date hereof.

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                     Please  acknowledge  receipt  of  this Agreement and
           confirm the arrangements herein provided by signing and re-turning the enclosed copy.



                                          BUILDING MATERIALS CORPORATION
                                           OF AMERICA

                                          By:______________________
                                             Name:
                                             Title:





           Accepted as the date
           first above written:

           THE BANK OF NEW YORK, as Exchange Agent


           By:_______________________________
              Name:
              Title:

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                                     Schedule I